Exhibit 10.5

RULES OF THE

NORTH ATLANTIC DRILLING LIMITED

RESTRICTED STOCK UNIT PLAN

Adopted on November 7, 2013

NORTH ATLANTIC DRILLING LIMITED

RULES OF THE RESTRICTED STOCK UNIT PLAN

1.	DEFINITIONS

1.1	In this Plan the following words and expressions shall, where the context so permits, have the following meanings:

“Adoption Date” means the date on which this Plan is approved and adopted by the Board;

“Award” means a conditional right to receive Shares awarded to an Eligible Person pursuant to this Plan, such Shares to be issued or transferred to the Award Holder on or following the Vesting of the Award;

“Award Certificate” means a certificate issued by the Company to the Award Holder evidencing the title of the Award Holder to the Award;

“Award Holder” means an Eligible Person or a former Eligible Person who is the holder of an Award which has neither fully Vested nor lapsed and, where the context so permits, a person entitled to rights under any such Award in consequence of the death of the original Award Holder;

“Board” means the board of directors of the Company or the directors present at a duly convened meeting of the board of directors or of a duly constituted committee of the board of directors at which a quorum is present;

“Change of Control” means the earlier of a Change of Control of Seadrill or any one of the following events: (i) a merger, amalgamation or consolidation in which the Company is not the surviving entity; (ii) any person (or group of persons acting in concert) other than Hemen Holding Ltd. acquires more than fifty per cent (50.00%) of the voting rights in the Company; or (iii) the direct or indirect sale, lease, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Company;

“Change of Control of Seadrill” means any one of the following events: (i) a merger, amalgamation or consolidation in which the parent company Seadrill Limited is not the surviving entity; (ii) any person (or group of persons acting in concert) other than Hemen Holding Ltd. acquires more than fifty per cent (50.00%) of the voting rights in Seadrill Limited; or (iii) the direct or indirect sale, lease, transfer, conveyance or other disposition of all or substantially all of the properties or assets of Seadrill Limited;

“Company” means North Atlantic Drilling Limited, registered in Bermuda;

“Date of Grant” means the date on which the Board resolves to make an Award under Clause 2 of this Plan;

“Dealing Restriction” means a restriction on dealings in Shares imposed by any law, regulation, order or directive or by the rules applying to any listing of the Company, the Insider Trading Regulations of the Company and/or any other code adopted by the Company;

“Dividend Equivalent” means a notional cash amount accruing in respect of an Award calculated in accordance with Clause 4;

“Eligible Person” means an employee who is, or who becomes, contracted to work at least 20 hours per week in the service of one or more Participating Companies or a director or officer of a Participating Company;

“Good Leaver” means an Award Holder ceasing to be employed by a Relevant Company by reason of (i) an involuntary termination due to the Award Holder’s injury, ill-health or disability (provided that the Board determines in its sole discretion within 30 days of his cessation of employment that the individual is incapable of exercising his employment due to injury, ill-health or disability and is likely to remain so incapable for the foreseeable future) or (ii) an involuntary termination due to job elimination or an internal business reorganisation or (iii) for any other reason if the Board determines in its discretion within 30 days of his cessation of employment that the Award Holder should be treated as a Good Leaver;

“Group” means the Company and the Subsidiaries;

“Participating Company” means the Company and any Subsidiary;

“Plan” means this Restricted Stock Unit Plan;

“Relevant Company” means (i) a Participating Company or, if applicable, where the Award Holder’s employing company or business has been sold or transferred in whole or in part and the Award Holder has retained his Award (ii) the relevant former Subsidiary or (iii) the relevant employing company that acquires the business formerly carried on by the relevant Participating Company;

“Rules” means these rules as varied from time to time in accordance with Clause 8;

“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986 and regulations and guidance promulgated under it;

“Shares” means fully paid ordinary shares of par value US$5.00 each in the capital of the Company or, as the context may require, shares for the time being representing or deriving from the same following a reorganisation or increase of the Company’s share capital;

“Special Dividend” means a dividend which the Board has determined to be a special dividend for the purposes of Clause 4.2;

“Subsidiary” means a company, which for the time being, is a subsidiary of the Company within the definition contained in Section 86 of the Companies Act 1981 of Bermuda, as amended from time to time;

“Tax Liability” means any tax, duties, social security contributions, social taxes and/or similar liabilities (but excluding employer’s social security) relating to an individual’s participation in this Plan or Shares obtained under this Plan to the extent that any person other than the individual is liable to account to the appropriate authorities for such tax or other amount. For the avoidance of doubt, the Tax Liability is the minimum statutory withholding (or other similar obligation) that the employer or other person is required to make or otherwise account for to the appropriate authorities;

“Vest” means that an Award Holder becomes unconditionally entitled to an issue or transfer of Shares in satisfaction of an Award (on the basis that an Award may Vest in full or in part) and “Vesting” and “Vested” shall be construed accordingly; and

“Vesting Date” means the date or dates on which an Award will normally Vest and is the date or dates the Board, in its discretion, may prescribe from time to time when an Award is made.

1.2	In this Plan except in so far as the context otherwise requires:

a.	words denoting the singular number shall include the plural number and words denoting the masculine gender shall include the feminine gender; and

b.	any reference to any enactment or statutory provision shall be construed as a reference to that enactment or provision as from time to time amended extended or re-enacted.

2.	MAKING OF AWARDS

2.1	At any time after the Adoption Date but not later than the tenth anniversary of the Adoption Date the Board may, in its absolute discretion, resolve to make an Award to one or more Eligible Persons on the terms and conditions set out in the Rules and in its resolution.

2.2	Promptly following the Date of Grant the Board shall notify the relevant Eligible Persons that they have been made an Award and issue an Award Certificate.

2.3	The notice and Award Certificate given by the Board pursuant to Clause 2.2 shall be in such form, not inconsistent with these Rules, as the Board may determine and shall specify the number of Shares comprised in the Award, the Date of Grant, the Vesting Date(s) and any other relevant terms.

2.4	Not later than fourteen days following the Date of Grant, the Award Holder may, by returning the Award Certificate to the Company, renounce his rights to any Award granted pursuant to Clause 2.1, in which event such Award shall be deemed for all purposes never to have been made.

3.	MAIN TERMS

3.1	No consideration shall be payable to the Company for either the grant or Vest of an Award.

3.2	Any Award which has not lapsed shall Vest on the occurrence of the earliest of the following events:

a.	the Vesting Date;

b.	the death of the Award Holder;

c.	subject to Clauses 3.4 and 3.5, the Award Holder becoming a Good Leaver;

d.	a Change of Control of Seadrill (provided that the Award shall be deemed to Vest immediately before the Change of Control of Seadrill occurs); and

e.	if (and only if) the Board in its discretion so determines, upon a Change of Control which is not a Change of Control of Seadrill; provided, however, that the Board may only make such determination prior to the Change of Control;

f.	if (and only if) the Board in its discretion so determines, upon the Award Holder’s employing company ceasing to be part of the Group or the Award Holder’s employment being transferred, as part of a business transfer, to an entity which is not part of the Group.

3.3	If a Dealing Restriction would prevent the Award Holder acquiring and/or selling Shares on the date that an Award would otherwise Vest, it shall Vest on the first date that the relevant Dealing Restriction is lifted.

3.4	For the purposes of this Plan, an Award Holder shall cease to be employed by a Relevant Company when he gives notice or is given notice of the termination of his employment such that he will no longer be an employee of a Relevant Company, provided that there are no arrangements for him to commence a new employment with any other Relevant Company. If employment terminates in other circumstances without notice, an Award Holder shall cease to be employed by a Relevant Company on the date of termination.

3.5	An Award that Vests under Clause 3.2b., 3.2c., 3.2d., 3.2e or 3.2f above (or is treated as if it had Vested for the purposes of Rule 7 below) shall only Vest pro rata on the basis of the proportion of the period commencing on the Grant Date and ending on the Vesting Date falling prior to the event; PROVIDED THAT the Board may in its discretion determine that the Award shall Vest in full or otherwise more fully than pro rata. Any part of the Award that does not Vest under this Clause 3.5 shall lapse.

3.6	Where an Award Holder ceases to be employed by a Relevant Company for a reason other than death or becoming a Good Leaver, his Award shall lapse and become incapable of Vesting at the end of the 30 day period during which the Board may determine that he is a Good Leaver pursuant to Clause 1.1; PROVIDED THAT where this Clause 3.6 applies to an Award, where there is an event that would otherwise give rise to Vesting under Clause 3.2, the Award in question shall not Vest unless and until the Board determines that the Award Holder is a Good Leaver.

3.7	By accepting any benefit in respect of an Award, the Award Holder agrees that the Tax Liability shall be satisfied by the retention and sale of an appropriate number of Vested Shares on his behalf unless he otherwise pays to the Company or other person nominated for this purpose an amount equal to the Tax Liability or agrees an alternative method for satisfaction of the Tax Liability with the Company.

4.	DIVIDEND EQUIVALENTS

4.1	Subject to Clause 4.2, Dividend Equivalents shall accrue in relation to dividends on the Shares that are declared and have a record date falling during the period commencing on the Grant Date and ending on the date that an Award is satisfied.

4.2	No Dividend Equivalents shall accrue in respect of any dividend that the Board has deemed to be a Special Dividend.

4.3	Each Dividend Equivalent is a notional amount of cash equal to the amount of the dividend declared and paid on a Share (so that the aggregate Dividend Equivalents accruing to an Award shall be a cash amount equal to the dividend declared and paid on a Share multiplied by the number of shares under Award).

4.4	An Award Holder shall have no entitlement to actual dividends on the Shares comprised in his Award.

4.5	Subject to Clause 4.6 below, accrued Dividend Equivalents shall be satisfied by the Company making or procuring a cash payment (reduced to take account of any Tax Liability) to an Award Holder each year in the January payroll following the date on which the Company pays the related interim or final dividend in respect of Shares (with the first payment no earlier than January 2015), PROVIDED THAT if an Award Holder ceases to be employed by a Relevant Company other than by reason of death or as a Good Leaver any accrued but unpaid Dividend Equivalents shall immediately lapse.

4.6	If an Award Vests early under Clause 3.2b., 3.2c., 3.2d, 3.2e or 3.2f above, a Dividend Equivalent payment by reference to dividends declared and having a record date falling during the period commencing on the prior 31 December and ending on the date the Vested Award is satisfied shall be made as soon as reasonably practicable and in any event within sixty days of the Award Vesting.

5.	SATISFACTION OF AWARDS

5.1	An Award Holder shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder of the Company in respect of Shares comprised in an Award until the issue or transfer of the Shares to him.

5.2	The Company shall, not later than sixty days after an Award Vests, allot and issue, transfer or procure the transfer to the Award Holder of such number of Shares as has Vested (subject to the right to withhold and sell Shares to satisfy any Tax Liability under Clause 3.7). Notwithstanding the foregoing, if an Award Holder is a Canadian taxpayer at any time during the period commencing at the start of the period the Award is for (or, if earlier, on the Date of Grant) and ending on the date the Award is satisfied, an Award shall be satisfied no later than three years after the end of the calendar year in which the services in respect of the Award were rendered.

5.3	A Vested Award may only be satisfied by issuing Shares if and to the extent that arrangements to issue the Shares paid up as to nominal value are made.

5.4	Notwithstanding the provisions of Clause 5.2, the Company reserves the right upon Vesting of an Award to make a cash payment in lieu of issuing Shares in circumstances where the Board considers that an issue or transfer of Shares to an Award Holder would have a materially adverse effect having regard to legal, tax, regulatory or other circumstances of the Group or the Award Holder. The cash payment will be calculated based on the closing market price of the Shares as in the “over-the-counter” market in Norway by the Norwegian Securities Dealers Association, known as the Norwegian OTC List, or, if the Shares are listed on a recognized stock exchange, the closing market price quoted by such exchange on the date the Award Vests.

5.5	Shares allotted under this Plan on Vesting of an Award shall rank pari passu in all respects with the Shares for the time being in issue save as regards any rights attaching by reference to a record date prior to the date on which the vested Award is satisfied.

5.6	In the event that the Shares are listed on the New York Stock Exchange or any other stock exchange, and for so long as the Shares are listed on any such stock exchange, the Company shall apply to the appropriate authorities of such stock exchange(s) for all Shares issued or allotted under this Plan to be admitted for trading on such stock exchange on par with the other Shares. In the event that the Shares are not listed on an appointed stock exchange (pursuant to section 2(9) of the Companies Act 1981 of Bermuda, as amended from time to time), then the Company shall be required to apply for the consent of the Bermuda Monetary Authority to the issue, allotment or transfer of Shares under this Plan upon the Vesting of an Award. The Award Holder shall provide such information to the Company so as to enable such application to proceed as is required by the Bermuda Monetary Authority.

5.7	Shares received under this Plan will be subject to the Insider Trading Regulations of the Company or any other relevant Dealing Restrictions.

6.	ADJUSTMENTS TO AWARD RIGHTS

6.1	In the event of any variation in the share capital of the Company (including without limitation a capitalisation, rights issue, open offer, sub-division, consolidation or reduction of capital, a capital distribution, demerger or other event having a material impact on the value of the Shares), the Board may make such adjustments with regard to the aggregate number of Shares subject to any Award and the terms of any Award as it considers fair and reasonable.

6.2	The Board shall give notice in writing to each Award Holder affected by any adjustment made pursuant to Clause 6.1 specifying the date on which such adjustment takes effect and may, at its discretion, deliver to him a revised Award Certificate in respect of his Award.

7.	WINDING-UP

7.1	If notice is given by the Board to the shareholders of the Company of the intention to propose the passing of a shareholders’ resolution for the voluntary winding-up of the Company, notice of the same shall also be given by the Board to the Award Holders.

7.2	In such event each Award Holder will be entitled to participate in the assets available in the winding-up pari passu with the shareholders of the Company as if he were a shareholder in relation to such number of Shares to which he would have been entitled had his Award so Vested on a pro-rata basis (as provided in Clause 3.5 above and subject to the same proviso that the Board may in its discretion determine that the Award shall be treated as if it had Vested in full or otherwise more fully than pro rata). Any part of the Award that does not Vest under this Clause 7.2 shall lapse on the commencement of the winding-up.

7.3	Awards shall lapse immediately on a compulsory winding-up of the Company.

8.	VARIATION OF THE PLAN

8.1	The Board may at any time alter or add to the Rules in any respect, provided that:

a.	the Board may not cancel an Award except where (i) the Award Holder has breached the provisions of Clause 9.6 or (ii) the Award Holder has previously agreed; and

b.	the Board may not modify the terms of an Award already granted in a manner materially adverse to the Award Holder except with the consent of the Award Holder.

8.2	The Board shall give notice in writing to each Award Holder of any alteration or addition made pursuant to this Clause 8 and may, at its discretion, deliver to each Award Holder a revised Award Certificate in respect of his Award.

9.	GENERAL PROVISIONS

9.1	The Board may from time to time make and vary such regulations and establish such procedures for the administration and implementation of this Plan as it thinks fit including, without limitation, delegating the exercise of its powers and discretions in relation to this Plan to any one or more persons and appointing or engaging specialist service providers for the operation and administration of this Plan.

9.2	In the event of any dispute or disagreement as to the interpretation of the Rules or as to the question of rights arising from or related to this Plan, the decision of the Board shall be final and binding upon all persons.

9.3	The cost of the administration and implementation of this Plan shall be borne by the Company.

9.4	By accepting any benefit in respect of an Award, an Award Holder agrees to the holding of personal information about him. He authorises the Company and its agents and advisers or agents or advisers of the Group to use such information for all purposes relating to the operation of this Plan including, without limitation, making information available to any relevant tax authority or to any other person as the Company or other person considers reasonable. An Award Holder further agrees that agents of the Company or the Group, wherever located, may process data concerning his participation in this Plan and transmit it outside the Award Holder’s country of residence.

9.5	The rights and obligations of an Eligible Person or Award Holder under the terms on which the Eligible Person or Award Holder holds his office or employment with a Relevant Company shall not be affected by his participation in this Plan or by any right he may have to participate and this Plan shall not give rise to any rights to compensation or damages in connection with the termination of an office or employment for any reason whatsoever. Benefits under this Plan shall not be pensionable or count towards any retirement benefit provision.

9.6	The rights and obligations of an Award Holder shall be personal to the Award Holder and no Award or related benefit may be transferred, assigned, charged or otherwise alienated save that nothing in this sub-clause shall prohibit the transmission of an Award or the related benefit by operation of law upon the death of the Award Holder.

9.7	Any notice or other document to be served by the Company under this Plan on an Eligible Person or Award Holder may be served personally, by post, email or fax or given via an intranet communications system or other electronic means to such address or number as the Company considers appropriate.

9.8	Any notice or other document to be served on the Company under this Plan may be served by an Eligible Person or Award Holder by leaving it at the registered office for the time being of the Company or by email or via an intranet communications system or by such other method as the Board determines. It shall be sent to such address or number as is notified for this purpose and shall be marked for the attention of the designated person.

9.9	References to post include, where relevant, an organisation’s internal post system. Items sent by external post shall be pre-paid and shall be deemed to have been received at the expiration of seven (7) days (excluding Saturdays, Sundays or public holidays in Bermuda or Norway) after the time when such item was put in the post properly addressed and stamped or at such earlier time as receipt is acknowledged. Notices sent by any method other than external post, in the absence of evidence to the contrary, shall be deemed to have been received on the day after sending.

9.10	Awards granted under this Plan to U.S. taxpayers are intended to be exempt from Section 409A as short-term deferrals within the meaning of U.S. Treasury Regulation 1. 409A-1(b)(4). Awards granted under this Plan to U.S. taxpayers shall be interpreted in accordance with these intentions. Notwithstanding the foregoing, the Award Holder is solely responsible for any Section 409A taxes the Award Holder may incur in connection with any Award and no Group member shall have any obligation to indemnify or hold harmless any Award Holder from such taxes.

10.	TERMINATION OF THE PLAN

10.1	This Plan shall terminate on the earlier of the following dates:

a.	the date (if any) determined by the Board to be the date of termination of this Plan; and

b.	the tenth anniversary of the Adoption Date.

10.2	Following termination of this Plan pursuant to Clause 10.1 above, no further Awards shall be made but the subsisting rights and obligations of existing Award Holders will continue in force as if this Plan had not terminated.

11.	GOVERNING LAW

11.1	This Plan and all Awards made under it shall be governed by and construed in accordance with the laws of Bermuda. Any dispute concerning the operation of this Plan shall be subject to the exclusive jurisdiction of the courts in Bermuda.